Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES FISCAL 2020 FOURTH QUARTER AND FULL YEAR RESULTS

•Fourth quarter revenue of $195.8 million and full year revenue of $1.101 billion
•GAAP earnings (loss) per share for the quarter and fiscal year were $(0.22) and $(1.24), respectively; adjusted earnings (loss) per share(1) were $(0.01) and $0.40, after excluding restructuring costs and second quarter impairments
•Fourth quarter book-to-bill of 1.2 on project awards of $227.2 million; backlog of $758.5 million at June 30, 2020
•Implemented restructuring plan to achieve annualized cost savings of approximately $45 million, representing 18 percent of overhead costs
•Liquidity of $193.4 million, including approximately $100 million of cash

TULSA, OK – September 2, 2020 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the fourth quarter and year ended June 30, 2020.

“Matrix is in a strong financial position to weather continued market challenges, take advantage of growth opportunities, expand existing services, and enter new end-markets to meet the evolving business needs of our clients and communities,” said John R. Hewitt, President and Chief Executive Officer. “In response to the extreme market conditions of fiscal 2020, we reduced our cost structure to fit near-term revenue opportunities without hindering our ability to provide the highest quality of service now and as market recovery occurs. I am confident we have taken the right actions to position Matrix to deliver improving results as market conditions normalize.”
Update on Company Response to COVID-19 Pandemic
Throughout the course of the COVID-19 pandemic, the Company's top priority has been to maintain a safe working environment for all employees, customers and business partners. Our project teams, in coordination with our clients, continue to operate under new and enhanced work processes to integrate guidance from governmental agencies and leading health organizations to protect the health and safety of everyone on our job sites while maintaining productivity.
Due to the continuing uncertainty regarding the current and longer-term economic impacts from the COVID-19 pandemic, the Company undertook a business restructuring and recovery plan, which was balanced between the need to support near-term revenue expectations and our long-term view of the business opportunities. We successfully completed these actions during the fourth quarter of fiscal 2020 which we expect will save approximately $45 million in annual overhead costs, make us more competitive in the marketplace, and help preserve liquidity.
Fourth Quarter Fiscal 2020 Results
Consolidated
Revenue for the fourth quarter ended June 30, 2020 was $195.8 million compared to $398.7 million in the same period in the prior year. On a segment basis, revenue decreased by $105.1 million, $40.4 million, $31.0 million and $26.4 million in the Industrial, Oil Gas & Chemical, Electrical Infrastructure and Storage Solutions segments, respectively.
Consolidated gross profit was $19.2 million for the fourth quarter of 2020 compared to $43.7 million for the same period in the prior year. Gross margin for the fourth quarter of 2020 was 9.8% compared to 11.0% in the same period a year ago. While project execution in all four operating segments was strong during the fourth quarter of 2020, gross margin was negatively impacted in each segment by under recovery of construction overhead costs due to the sudden reduction in revenue volumes.

Selling, general and administrative costs were $19.7 million in the fourth quarter of 2020 compared to $26.3 million in the same period in the prior year. The change is attributable to incentive compensation costs in the prior fiscal year and savings from executing the previously announced restructuring plan in the current fiscal year.
The Company recorded $7.5 million of restructuring costs in the fourth quarter of 2020 due to actions taken under our restructuring plan.
Storage Solutions
The Storage Solutions segment represents the Company’s work related to aboveground storage tanks and full terminals for crude oil, refined products, LNG and NGLs. The Company provides services including engineering, fabrication, procurement, construction, construction management, maintenance and repair services. In the fourth quarter of 2020, the segment generated revenue of $122.6 million, compared to $149.1 million in the same period in the prior year. The gross margin was 10.7% in fiscal 2020 compared to 13.9% in the same period a year earlier. Project awards totaled $178.8 million, resulting in a 1.5 book-to-bill. Backlog at the end of the fourth quarter of 2020 was $576.7 million.
As a result of the COVID-19 pandemic, global energy demand, and regulatory issues, we experienced short-term suspensions of work on a limited number of projects, but work on most of these projects has resumed. In addition, some project awards and starts were delayed for durations varying from a few weeks to a few quarters.
Oil Gas & Chemical
The Company’s Oil Gas & Chemical segment includes revenue associated with refinery maintenance and repair, capital projects and turnarounds as well as natural gas processing, sulfur processing and handling, and the strategic growth area in chemical and petrochemical plants. In the fourth quarter of 2020, the segment generated revenue of $35.1 million, compared to $75.5 million in the same period in the prior year. The decrease was primarily due to lower levels of turnaround and refinery maintenance work. The gross margin was 14.4% in fiscal 2020 compared to 13.9% in the same period a year earlier. The fiscal 2020 gross margin benefited from strong project execution but was partially offset by the under recovery of construction overhead costs due to lower revenue. Project awards totaled $23.8 million, resulting in a 0.7 book-to-bill. Backlog at the end of the fourth quarter of 2020 was $121.0 million.
The short-term impact to the Company's refinery turnaround and maintenance operations as a result of the global pandemic has been significant. The impact has been exacerbated by the timing of the onset of the pandemic during what is normally a busy spring turnaround season. Although there have been delays and suspensions of planned seasonal work, in most cases the revenue volumes are moving out in time, not being eliminated. The updated start dates on many of the delayed activities are uncertain and will depend on the needs of our clients, safety guidelines, and market conditions.
Electrical Infrastructure
The Company's Electrical Infrastructure segment provides power delivery services, primarily to investor owned utilities, as well as emergency and storm restoration services. The Company also provides services in a variety of power generation facilities including combined cycle and other natural gas fired power stations. In the fourth quarter of 2020, the segment generated revenue of $22.9 million, compared to $53.9 million in the same period in the prior year. The decrease was due to lower levels of power delivery and power generation work. The gross margin was 4.0% in fiscal 2020 compared to 4.3% in the same period a year earlier. The fiscal 2020 gross margin benefited from strong project execution but was offset by the under recovery of construction overhead caused by low business volumes. Project awards totaled $15.4 million, resulting in a 0.7 book-to-bill. Backlog at the end of the fourth quarter of 2020 was $34.5 million.
As a result of the COVID-19 pandemic, we have experienced suspensions of work at certain job sites. We will continue to assess conditions in the areas we serve and resume normal operations based on client needs and safety guidelines to ensure the protection of our employees, subcontractors, and customers.

Industrial
The Industrial segment consists of work for various industries, including mining and minerals companies engaged primarily in the extraction of non-ferrous metals, aerospace and defense, cement, agriculture, and various industrial facilities. In the fourth quarter of 2020, the segment generated revenue of $15.2 million, compared to $120.2 million in the same period in the prior year. The decrease in revenue is primarily attributable to our strategic decision to exit the domestic iron and steel industry early in the third quarter of 2020. Our exit from having a continuous presence in the domestic iron and steel business is substantially complete. The gross margin was 1.2% in fiscal 2020 compared to 8.5% in the same period a year earlier. The fiscal 2020 gross margin benefited from strong project execution but was offset by the under recovery of construction overhead caused by trailing costs related to the exited domestic iron and steel business. Backlog at the end of the fourth quarter of 2020 was $26.3 million and was comprised of thermal vacuum chambers, mining and minerals, and miscellaneous industrial facilities.
Fiscal 2020 Results
Revenue for fiscal 2020 was $1.101 billion compared to $1.417 billion in fiscal 2019, a decrease of $315.7 million. On a segment basis, consolidated revenue decreased in the Industrial, Oil Gas & Chemical, and Electrical Infrastructure segments by $129.6 million, $118.9 million and $104.5 million, respectively. These decreases were partially offset by an increase in the Storage Solutions segment of $37.3 million.
Consolidated gross profit was $102.2 million in fiscal 2020 compared to $132.0 million in fiscal 2019. Gross margin was 9.3% in both fiscal 2020 and fiscal 2019. The gross margin in fiscal 2020 was positively impacted by strong project execution, offset by the under recovery of construction overhead costs due to lower than anticipated revenue volumes, particularly in the fourth quarter. Fiscal 2019 was positively impacted by higher revenue volumes, which led to an over recovery of construction overhead costs.
Consolidated SG&A expenses were $86.3 million in fiscal 2020 compared to $94.0 million in fiscal 2019. The decrease in fiscal 2020 was primarily attributable to significantly lower incentive compensation due to weaker operating results and savings from executing the restructuring plan in the last half of fiscal 2020.
The Company recorded non-cash goodwill and other intangible asset impairments of $38.5 million during the second quarter of fiscal 2020. In addition, the Company recorded $14.0 million of restructuring costs in the third and fourth quarters of fiscal 2020 due to actions taken under our restructuring plan and our response to the COVID-19 pandemic.
Income Tax Expense
The effective tax rates were 24.6% and 9.7% for the fourth quarter of 2020 and fiscal 2020, respectively. The tax benefit in fiscal 2020 was negatively impacted by $3.1 million of valuation allowances placed on certain deferred tax assets related to net operating loss carryforwards and other tax credits primarily in Canada and the non-deductible portion of the goodwill impairments booked in the second quarter of fiscal 2020 that would have resulted in a $1.8 million reduction of income tax expense. These negative impacts were partially offset by $1.8 million of research and development and other tax credits. The Company estimates that its fiscal 2021 effective tax rate will be approximately 27.0%.
Backlog
The Company’s backlog as of June 30, 2020 was $758.5 million. Project awards in the fourth quarter of 2020 and fiscal 2020 totaled $227.2 million and $859.5 million, respectively, resulting in book-to-bill ratios of 1.2 and 0.8, respectively.
Financial Position
At June 30, 2020, the Company had a cash balance of $100.0 million, borrowings of $9.2 million and liquidity of $193.4 million. Our liquidity continues to be adequate to fund our near- to intermediate-term needs.
Non-GAAP Financial Measure
(1) Adjusted earnings (loss) per share is a non-GAAP financial measure which excludes the financial impact of certain impairment charges, restructuring costs and tax reserves. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to earnings per share.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, September 3, 2020 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com under Investor Relations, Events and Presentations. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
Dial in - Toll-Free 1-888-660-6127
Dial in - Toll 1-973-890-8355
Audience Passcode 4438155
About Matrix Service Company
Founded in 1984, Matrix Service Company (Nasdaq: MTRX) is parent to a family of companies that includes Matrix PDM Engineering, Matrix Service Inc., Matrix NAC, and Matrix Applied Technologies. Our companies design, build and maintain infrastructure critical to North America's energy and industrial markets. Matrix Service Company is headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results based on four key operating segments: Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial. To learn more about Matrix Service Company, visit matrixservicecompany.com.
With a culture driven by its core values of safety, integrity, stewardship, positive relationships, community involvement and delivering the best, Matrix has twice been named to Forbes Top 100 Most Trustworthy Companies in America and is consistently recognized as a Great Place to Work®.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.

For more information, please contact:

Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Revenue	$195,837	$398,714	$1,100,938	$1,416,680
Cost of revenue	176,604	354,976	998,762	1,284,729
Gross profit	19,233	43,738	102,176	131,951
Selling, general and administrative expenses	19,702	26,349	86,276	94,021
Goodwill and other intangible asset impairment	—	—	38,515	—
Restructuring costs	7,451	—	14,010	—
Operating income (loss)	(7,920)	17,389	(36,625)	37,930
Other income (expense):
Interest expense	(366)	(342)	(1,597)	(1,296)
Interest income	23	304	1,270	1,167
Other	676	29	308	611
Income (loss) before income tax expense	(7,587)	17,380	(36,644)	38,412
Provision (benefit) for federal, state and foreign income taxes	(1,865)	4,568	(3,570)	10,430
Net income (loss)	$(5,722)	$12,812	$(33,074)	$27,982
Basic earnings (loss) per common share	$(0.22)	$0.48	$(1.24)	$1.04
Diluted earnings (loss) per common share	$(0.22)	$0.47	$(1.24)	$1.01
Weighted average common shares outstanding:
Basic	26,140	26,807	26,621	26,891
Diluted	26,140	27,521	26,621	27,587

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	June 30, 2020	June 30, 2019
Assets
Current assets:
Cash and cash equivalents	$100,036	$89,715
Accounts receivable, less allowances (2020 - $905; 2019 - $923)	160,671	218,432
Costs and estimated earnings in excess of billings on uncompleted contracts	59,548	96,083
Inventories	6,460	8,017
Income taxes receivable	3,919	29
Other current assets	4,526	5,034
Total current assets	335,160	417,310
Property, plant and equipment, at cost:
Land and buildings	42,695	41,179
Construction equipment	94,154	91,793
Transportation equipment	55,864	52,526
Office equipment and software	39,356	43,632
Construction in progress	4,427	7,619
Total property, plant and equipment - at cost	236,496	236,749
Accumulated depreciation	(155,748)	(157,414)
Property, plant and equipment - net	80,748	79,335
Operating lease right-of-use assets	21,375	—
Goodwill	60,369	93,368
Other intangible assets	8,837	19,472
Deferred income taxes	5,988	2,683
Other assets	4,833	21,226
Total assets	$517,310	$633,394

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	June 30, 2020	June 30, 2019
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$73,094	$114,647
Billings on uncompleted contracts in excess of costs and estimated earnings	63,889	105,626
Accrued wages and benefits	16,205	38,357
Accrued insurance	7,301	9,021
Operating lease liabilities	7,568	—
Income taxes payable	—	2,517
Other accrued expenses	7,890	5,331
Total current liabilities	175,947	275,499
Deferred income taxes	61	298
Operating lease liabilities	19,997	—
Borrowings under senior secured revolving credit facility	9,208	5,347
Other liabilities	4,208	293
Total liabilities	209,421	281,437
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of June 30, 2020 and June 30, 2019; 26,141,528 and 26,807,203 shares outstanding as of June 30, 2020 and June 30, 2019	279	279
Additional paid-in capital	138,966	137,712
Retained earnings	206,402	239,476
Accumulated other comprehensive income	(8,373)	(7,751)
	337,274	369,716
Less treasury stock, at cost — 1,746,689 and 1,081,014 shares as of June 30, 2020 and June 30, 2019	(29,385)	(17,759)
Total stockholders' equity	307,889	351,957
Total liabilities and stockholders’ equity	$517,310	$633,394

Results of Operations
(In thousands)

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
Three Months Ended June 30, 2020
Gross revenue	$22,917	$35,583	$123,193	$15,231	$196,924
Less: inter-segment revenue	—	468	576	43	1,087
Consolidated revenue	22,917	35,115	122,617	15,188	195,837
Gross profit	919	5,044	13,094	176	19,233
Restructuring costs	1,841	2,441	296	2,873	7,451
Operating income (loss)	$(2,737)	$(1,571)	$2,476	$(6,088)	$(7,920)

Three Months Ended June 30, 2019
Gross revenue	$53,874	$75,568	$149,543	$120,239	$399,224
Less: inter-segment revenue	—	23	487	—	510
Consolidated revenue	53,874	75,545	149,056	120,239	398,714
Gross profit	2,315	10,469	20,736	10,218	43,738
Intangible asset impairments and restructuring costs	—	—	—	—	—
Operating income (loss)	$(309)	$4,089	$8,726	$4,883	$17,389

Twelve Months Ended June 30, 2020
Gross revenue	$112,890	$203,404	$562,439	$228,827	$1,107,560
Less: inter-segment revenue	—	2,454	3,240	928	6,622
Consolidated revenue	112,890	200,950	559,199	227,899	1,100,938
Gross profit (loss)	(1,105)	15,822	71,934	15,525	102,176
Intangible asset impairments and restructuring costs	27,855	3,850	1,296	19,524	52,525
Operating income (loss)	$(36,503)	$(7,328)	$27,306	$(20,100)	$(36,625)

Twelve Months Ended June 30, 2019
Gross revenue	$217,417	$322,065	$524,330	$357,464	$1,421,276
Less: inter-segment revenue	—	2,198	2,398	—	4,596
Consolidated revenue	217,417	319,867	521,932	357,464	1,416,680
Gross profit	15,470	35,987	56,011	24,483	131,951
Intangible asset impairments and restructuring costs	—	—	—	—	—
Operating income	$3,668	$12,984	$14,097	$7,181	$37,930

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:
•fixed-price awards;
•minimum customer commitments on cost plus arrangements; and
•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
Three Months Ended June 30, 2020

The following table provides a summary of changes in our backlog for the three months ended June 30, 2020:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of March 31, 2020	$42,099	$132,278	$520,483	$32,196	$727,056
Project awards	15,355	23,792	178,838	9,261	227,246
Revenue recognized	(22,917)	(35,115)	(122,617)	(15,188)	(195,837)
Backlog as of June 30, 2020	$34,537	$120,955	$576,704	$26,269	$758,465
Book-to-bill ratio(1)	0.7	0.7	1.5	0.6	1.2

(1)Calculated by dividing project awards by revenue recognized.
Twelve Months Ended June 30, 2020

The following table provides a summary of changes in our backlog for the twelve months ended June 30, 2020:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2019	$73,883	$134,563	$641,295	$248,608	$1,098,349
Project awards	73,544	194,013	494,608	97,364	859,529
Project cancellations(1)	—	(6,671)	—	(91,804)	(98,475)
Revenue recognized	(112,890)	(200,950)	(559,199)	(227,899)	(1,100,938)
Backlog as of June 30, 2020	$34,537	$120,955	$576,704	$26,269	$758,465
Book-to-bill ratio(2)	0.7	1.0	0.9	0.4	0.8

(1)Industrial cancellations related to the deterioration of our relationship with a key customer in the iron and steel industry and the subsequent cancellation of work, the cancellation of a coke battery project in Canada, and cancellation of work due to the final wind-down of our domestic iron and steel maintenance business following our strategic decision to exit the business. Cancellations in the Oil Gas & Chemical segment consist of turnaround work transferred to a local contractor as a result of COVID-19 precautions.
(2)Calculated by dividing project awards by revenue recognized.

Non-GAAP Financial Measures

In order to more clearly depict the core profitability of the Company, the following table presents our net income (loss) and earnings (loss) per fully diluted share for the fourth quarter and fiscal year ended 2020 after adjusting for certain impairment charges, restructuring costs, and tax reserves:

Reconciliation of Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Common Share(1)
(In thousands, except per share data)

			Three Months Ended June 30, 2020		Fiscal Year Ended June 30, 2020
	Amount of Charge	Income Tax Effect of Charge	Net Income (Loss)	Earnings (Loss) Per Diluted Share	Net Income (Loss)	Earnings (Loss) Per Diluted Share
Net loss per common share, as reported			$(5,722)	$(0.22)	$(33,074)	$(1.24)
Restructuring costs incurred	$14,010	$(3,369)	5,544	0.21	10,641	0.39
Electrical Infrastructure segment goodwill impairment	24,900	(4,889)	—	—	20,011	0.74
Industrial segment goodwill and other intangible asset impairment	13,615	(2,803)	—	—	10,812	0.40
Valuation allowance placed on a deferred tax asset	2,417	—	—	—	2,417	0.09
Adjustment for dilutive effect of using basic shares for net loss			—	—	—	0.02
Adjusted net income (loss) and diluted earnings (loss) per common share			$(178)	$(0.01)	$10,807	$0.40
Weighted average common shares outstanding - diluted:
As reported				26,140		26,621
Previously anti-dilutive common shares				—		490
Adjusted weighted average common shares outstanding - diluted				26,140		27,111

(1)This table presents non-GAAP financial measures of our adjusted net income (loss) and adjusted diluted earnings (loss) per common share for the fourth quarter and fiscal year ended 2020. The most directly comparable financial measures are net loss and net loss per common share, respectively, presented in the Consolidated Statements of Income. We have presented these non-GAAP financial measures because we believe they more clearly depict the core operating results of the Company during the periods presented and provide a more comparable measure of the Company's operating results to other companies considered to be in similar businesses. Since adjusted net income (loss) and adjusted diluted earnings (loss) per common share are not measures of performance calculated in accordance with GAAP, they should be considered in addition to, rather than as a substitute for, the most directly comparable GAAP financial measures.